Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. PROVIDES

LONG-TERM STRATEGIC UPDATE

-   Primary Focus Shifts to Operating Medallion Bank and Consumer Finance Segment   -

-   Reaches Agreement with SBA to Restructure Freshstart Venture Capital Debentures,

Reducing Medallion Exposure   -

-   Company Will not File as a Regulated Investment Company in 2016   -

-   Ongoing Transformation and Consolidation of Business Expected to Result in

Meaningful Operating Benefits over Long-Term   -

NEW YORK, NY – January 31, 2017 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion” or the “Company”) announced today its plans to transform the Company’s overall strategy, which should allow the Company to consolidate and ultimately simplify its business for the long-term.

Foremost, the Company is announcing that is evolving toward primarily focusing on its successful Medallion Bank and consumer finance segments. As of September 30, 2016, Medallion Bank held a $676 million consumer loan portfolio, which currently generates a 13% yield as well as an above 30% after-tax return on equity. The consumer finance loans originated by Medallion Bank are typically collateralized by recreational vehicles, boats, motorcycles and horse trailers, and are also originated to finance small-scale home improvements.

“After a careful review of our entire business, it became clear that an effective transformation of our business is critical in order to maximize our potential and take advantage of our continued success in our consumer lending segment,” stated Andrew Murstein, President of Medallion Financial. “We believe that our ongoing transition away from medallion lending and placing our strategic focus fully on our growing and profitable consumer finance business – which currently generates over 90% of our earnings – will allow us to streamline our structure and amplify the value and prominence of Medallion Bank to our Company.”

As part of its strategic evolution, Medallion also announced today that its wholly-owned subsidiary Freshstart Venture Capital Corp. (“Freshstart”), which was mainly engaged in the taxi medallion lending area, has come to terms with the U.S. Small Business Administration (“SBA”) to restructure its outstanding debentures with the SBA into a new $34.0 million loan, effective March 1, 2017. Commensurate with the loan agreement, Freshstart will no longer originate any new medallion loans. The loan will bear interest at a rate of 3.25% per annum, which provides a lower cost of funds than the prior debentures, with a maturity date of February 1, 2020.

The Company also announced that it will not be a regulated investment company (RIC) for the tax year ending December 31, 2016. By electing to not be a RIC in 2016, the Company expects to benefit by lowering its tax burden through the consolidation of the tax returns of Medallion Bank with some of the Company’s medallion lending entities that have taken significant reserves in the past, which may result in increased profits and cash flow for the year.

“With this new structure and our shift in strategy, coupled with our reduction in overhead, and the renewals of all of our warehouse facilities that have come due, we are well positioned in 2017 and confident in our future,” added Mr. Murstein.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

Company Contacts

Investors:

Andrew M. Murstein, President

1-212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com